Exhibit 5

Baker & Hostetler LLP

Capitol Square, Suite 2100
65 East State Street
Columbus, OH 43215-4260

T 614.228.1541
June 22, 2009	F 614.462.2616
www.bakerlaw.com

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

Re:	Registration Statement on Form S-3 filed with the Securities and Exchange Commission

Dear Sirs:

We have acted as counsel to American Dental Partners, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of $50 million of: (a) subordinated debt securities of the Company (the “Debt Securities”); (b) shares of common stock, $0.01 par value per share (the “Common Stock”); and (c) warrants to purchase Common Stock (the “Warrants” and, together with the Debt Securities and the Common Stock, the “Securities”). The Debt Securities will be issued under an indenture to be entered into by and between the Company and a trustee. The Warrants will be issued under a warrant agreement to be entered into by and between the Company and a warrant agent.

In rendering this opinion, we have examined and relied upon a copy of the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of those documents and instruments filed as exhibits to the Registration Statement, records of the corporate proceedings of the Company and such other agreements, documents, certificates and other statements of governmental officials and other instruments as we deemed necessary to render this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

1. When (a) the Debt Securities in substantially the form filed as an exhibit to the Registration Statement shall have been duly executed and authenticated in accordance with the terms of the form of Indenture filed as an exhibit to the Registration Statement, (b) the Indenture shall have been duly executed by the Company and the trustee, (c) the Indenture shall have been qualified under the Trust Indenture Act of 1939, (d) the Board of Directors of the Company or a committee to whom the Board has delegated such authority shall have authorized the creation, sale and issuance of the Debt Securities, and (e) the Debt Securities shall have been issued and sold as described in the Registration Statement (including any prospectus supplement), and if in an underwritten offering, in accordance with the terms of the applicable underwriting agreement and related agreements as approved by the Board of Directors of the

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American Dental Partners, Inc.

June 22, 2009

Company, those Debt Securities will be legally issued and will be valid and binding obligations of the Company, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally or by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

2. When (a) the Board of Directors of the Company or a committee to whom the Board has delegated such authority shall have authorized the sale and issuance of the Common Stock, and (b) the shares of Common Stock shall have been issued and sold as described in the Registration Statement (including any prospectus supplement relating to share of Common Stock), and if in an underwritten public offering, in accordance with the terms of the applicable underwriting agreement and related agreements approved by the Board of Directors of the Company, those shares of Common Stock will be validly issued, fully paid and nonassessable.

3. When (a) the Board of Directors of the Company or a committee to whom the Board has delegated such authority shall have authorized the creation, sale and issuance of the Warrants, and (b) the Warrants shall have been issued and sold as described in the Registration Statement (including any prospectus supplement relating to those Warrants), and if in an underwritten offering, in accordance with the terms of the applicable underwriting agreement and related agreements approved by the Board of Directors of the Company, those Warrants will be legally issued and will be valid and binding obligations of the Company, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-3 relating to the Securities and the reference to us under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Baker & Hostetler LLP